Exhibit 10.1

[DMC Letterhead]

February 21, 2014

Michael Kuta

[Personal Address]

Dear Michael:

It is my pleasure to offer you a position of employment with Dynamic Materials Corporation (DMC), upon the terms and conditions contained in this letter and contingent upon successful fulfillment of all pre-employment requirements.

Position and Base Salary: You will serve as Chief Financial Officer of DMC.  The position reports to the Chief Executive Officer, Kevin Longe, and will be based in Boulder, Colorado.  As an exempt employee, you will earn a base salary of $10,576.92 per pay period (the equivalent of $275,000 per year), payable on a bi-weekly basis. You will be eligible for yearly performance and salary reviews per DMC compensation policy.

Discretionary Performance Bonus: Based on performance and achievement of mutually agreed upon goals, including revenue and EBITDA of DMC, you will be eligible to participate in the company bonus program at a target design point of 60% of actual paid salary in accordance with the program.  For 2014 only, DMC will guarantee a bonus payment equal to the greater of 60% of your actual base salary earned in 2014 or the pro-rated bonus as calculated under the 2014 bonus program.

Restricted Stock Awards:  You will be granted an initial award of 10,000 shares.  This restricted stock award shall vest and become free of forfeiture and transfer restrictions in three equal installments on each of the first three anniversaries of the date of grant under the terms of the Restricted Stock Award Program.  You will be eligible for annual restricted stock awards in future years, with a portion of such awards containing performance-based restrictions.

Leased Vehicle:  You will be provided with a company leased car based upon a monthly allowance of $1,000, with related insurance, gas and maintenance expenses to be paid by DMC.

Change of Control:  If your employment is terminated as a result of a change in control (see attachment 1 for definition of a “Change in Control Event”) of DMC, you will receive a one-time severance payment equal to 18 months of your then-current base salary.

Exhibit 10.1 - 1

Anticipated Start Date: 60 days from the signing of this offer letter today, Sunday, February 23, 2014.

Personal Time Benefit: You will be eligible for three weeks (15 days) Paid Time-off (PTO) per annum.  PTO may be used in accordance with the company PTO Policy outlined in the Employee Benefits Summary.

Relocation Expenses: You will be reimbursed for all normal and reasonable expenses incurred in connection with the movement of household goods and relocation of your family from your current home in Rocky River to your new home in Boulder. Specifically, DMC will reimburse: (1) Selling costs related to the sale of your current home in Rocky River, (2) Moving expenses related to transporting your household goods to Boulder, and (3) Rental accommodation of up to $2,500 per month in the Boulder area until your home in Ohio sells or for a six-month period from your start date, whichever occurs sooner.  Please be aware that with the exception of “(2) Moving expenses related to transporting your household goods”, all relocation expense reimbursements will be added to your gross income, which will be grossed up for Federal tax effects before the applicable federal taxes are withheld.

Employee Benefits: You are entitled to the full range of the company’s standard employee benefits which will include medical and dental insurance, term life, accidental death life insurance, short and long-term disability, paid public holidays, and other benefits, subject to any waiting periods or vesting schedules, as described in the Employee Benefits Summary.

You will be eligible to participate in the 401(k) retirement plan the first day of the month following the month of hire. DMC matches 100% of your first 3% and 50% of your next 2%, for a total match of 4%. This is a fully-vested plan at commencement of participation.

Proprietary Information and Inventions Agreement/Non-Competition Agreement: As an employee of DMC, you may create or have access to information, trade secrets, and inventions relating to the business or interest of the Company, or other parties with whom the Company has had relationships which is valuable to the Company or such other parties and which may lose value if disclosed to third parties. In order to protect such information, the Company will require that you execute the Company’s standard proprietary information and inventions and non-compete agreement, as a condition of your employment.

Pre-employment Conditions: Employment is contingent upon (i) completion of the attached Employment Application, (ii) a pre-employment criminal background investigation.  (iii) Pre-employment drug screen and (v) establishment of eligibility to work in the United States. Forms to be completed are will be forwarded upon execution of this offer.

Exhibit 10.1 - 2

Michael we are excited about having you join our team and look forward to your contributions to the organization.  Please sign this letter and return it to me via email scan as acceptance of our offer of employment.

Sincerely,

/s/ Kevin Longe

Kevin Longe, Chief Executive Officer
DMC

Employment-at-will. This is an offer of employment and should in no way be considered an employment contract. If I accept this offer of employment, I understand that I have been hired at the will of the employer and my employment may be terminated, by me or my employer, at any time.

Acknowledgement of Receipt:

/s/ Michael Kuta	2/23/2014

Michael Kuta	Date

Attachment: Change of Control Event, definition

Exhibit 10.1 - 3

Attachment 1

“Change in Control Event” means the occurrence of any of the following

A.                                    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control:  (1) any acquisition directly from the Company, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) of subsection (C) of this Section 5(g)(iv).

B.                                    Individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.

C.                                    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such

Exhibit 10.1 - 4

transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

D.                                    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Exhibit 10.1 - 5